EXHIBIT 10.68
KEY TERMS OF COMPENSATION ARRANGEMENT

NAME:	Kip M. Garcia

TITLE:	President

BASE SALARY:	$385,000

BONUS PLAN:	Target payout at 65% of base salary. Effective January 17, 2006, target payout at 85% of base salary.

HEALTH BENEFITS:	Medical, dental and vision insurance.

401K:	4% match, eligible after 6 months.

MANAGEMENT CHANGE OF CONTROL PLAN:	If involuntary termination, but not for
death, disability or cause, at any time
within 18 months following the change of
control, eligible to receive a payment equal
to three times annual salary and a
pro-rated bonus, in a single lump sum
payment, less applicable taxes, and benefits
coverage for 18 months.

MANAGEMENT SEVERANCE PLAN:	Eligible to receive a severance payment equal
to 50% of gross base salary if
involuntarily terminated other than for
death, disability or cause, to be paid in
equal monthly installments over the 12-month
period.